SEVERANCE AND RETENTION AGREEMENT


     This Agreement, made and entered into by and between Americable, Inc., a Minnesota corporation (as further defined herein, the "Company") and Peter E. Flynn (the "Employee"), effective this 5th day of April 1999.

     WHEREAS, this Agreement is intended to specify the financial arrangements that the Company will provide to the Employee upon the Employee's separation from employment with the Company under any of the circumstances described herein and in certain circumstances following a Change in Control (as defined herein); and

     WHEREAS, this Agreement is entered into by the Company in the belief that it is in the best interest of the Company to provide stable conditions of employment for the Employee notwithstanding the possibility, threat, or occurrence of certain types of changes in control, thereby enhancing the Company's ability to attract and retain highly qualified people;

     NOW, THEREFORE, in consideration of the mutual covenants, promises, payments, and undertakings of the parties hereto, the parties agree as follows:

     1. EFFECT OF AGREEMENT; TERM. The Employee shall be employed on an at-will basis. This Agreement is not, and shall not be construed as, an employment contract affecting in any way the duration of the Employee's employment or any terms and conditions thereof except those set forth herein. Except as set forth herein, the Employee or the Company may terminate their employment relationship at any time, for any reason, or for no reason.

          This Agreement will commence on the date hereof and shall continue in effect until the second anniversary of the date hereof; provided, however, that if a Change in Control occurs this Agreement shall continue in effect for a period of twenty-four months following the Change in Control if such period extends beyond the second anniversary of the date of this agreement; provided, further, that if the Employee becomes entitled to payments or benefits in accordance with the terms of this Agreement (or assets a claim for such payments) during the term of this Agreement, this Agreement will thereafter survive indefinitely to ensure that the Employee receives all payments and benefits to which the Employee is entitled pursuant to the terms hereof.

     2.   TERMINATION OF EMPLOYMENT.

          (a) During the term of this Agreement, the Company shall not terminate the Employee from employment with the Company except as provided in this section 2, or as a result of the Employee's Disability (as defined in section 3(d) hereof) or the Employee's death.






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          (b)   During the term of this Agreement, the Company shall have the right to terminate the Employee from employment with the Company at any time during the term of this agreement for Cause (as defined in section 3(c) hereof), by written notice to the Employee, specifying the particulars of the conduct of the Employee forming the basis for such termination.

          (c) During the term of this Agreement, (a) the Company shall have the right to terminate the Employee's employment without Cause (as defined in section 3(c) hereof), at any time; and (b) the Employee shall, upon the occurrence of such termination by the Company without Cause or upon the voluntary termination of the Employee's employment by the Employee for Good Reason (as defined in section 3(b) hereof), be entitled to receive the benefits provided in section 4 hereof. The Employee shall evidence a voluntary termination for Good Reason by written notice to the Company given within ten
(10) days after the date of the occurrence of any event that the Employee knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify the Employee and set forth in reasonable detail the facts and circumstances claimed by the Employee to constitute Good Reason. Any notice given by the Employee pursuant to this section 2 shall be effective ten (10) days after the date it is given by the Employee.

     3.   DEFINITIONS.

          (a)   A "Change in Control" shall mean any of the following:

                (i) A sale of all or substantially all of the assets of ENStar Inc. or the Company.

                (ii) The acquisition of more than 50% of the Common Stock of ENStar Inc. or the Company (with all classes or series thereof treated as a single class) by any person (except a Permitted Shareholder as hereinafter defined) or group of persons acting in concert. A "Permitted Shareholder" means a holder, as of the date of this Agreement, of more than 20% of ENStar Inc. Common Stock then Outstanding or, in the case of the Company, any affiliate of ENStar Inc..

                (iii) A reorganization of ENStar Inc. wherein the holders of Common Stock of ENStar Inc. receive stock in another company, a merger of ENStar Inc. with another company wherein there is a more than 50% change in the ownership of the Common Stock of ENStar Inc. as a result of such merger, or any other transaction in which ENStar Inc. (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation.








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                (iv)  In the event that the Common Stock of ENStar Inc. is traded on an established securities market: a public announcement that any person, other than a Permitted Shareholder, has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding Common Stock of ENStar Inc. (for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission) or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of the then outstanding Common Stock of ENStar Inc. by a person other than a Permitted Shareholder.

               (v) The Board of Directors of ENStar Inc. in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of the Company or ENStar Inc. to constitute a change of effective ownership or control of the Company or ENStar Inc.

          (b) "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of the Employee's employment by the Company for Cause (as defined in section 3(c) hereof), due to the Employee's Disability
(as defined in section 3(d) hereof), or due to the Employee's death:

               (i) Within twenty-four months following a Change in Control, the assignment to Employee of any duties inconsistent in any respect with Employee's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the announcement of any transaction that results in a Change in Control or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities, which for purposes of this definition, shall expressly include Employee's position, authorities, duties, or other responsibilities with the Company and with ENStar Inc.;

               (ii) A reduction by the Company in the Employee's base salary as in effect as of the date of this Agreement (or, if greater, immediately prior to a Change in Control in connection with any such reduction following a Change in Control) or a reduction by the Company in the Employee's participation rate in connection with the Company's incentive bonus program as in effect as of the date of this Agreement (or, if greater, immediately prior to a Change in Control in connection with any such reduction following a Change in Control);

               (iii) The Company's requiring the Employee to be based at a location that is in excess of 35 miles from the location of the Employee's principal office as of the date of this Agreement; or





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               (iv)  During the twenty-four month period following a Change in
          Control, the failure by the Company to provide employee benefit plans, programs, policies and practices (including, without limitation, retirement plans and medical, dental, life and disability insurance coverage) to the Employee and the Employee's family and dependents
          (if applicable) that provide substantially similar benefits, in terms of aggregate monetary value, to the Employee and the Employee's family and dependents (if applicable) at substantially similar costs to the Employee as the benefits provided by those plans, programs, policies, and practices in effect immediately prior to the Change in Control.

          (c)   "Cause" shall mean:

                (i) Repeated willful and deliberate neglect by the Employee of any of his material duties or his repeated willful and deliberate failures or omissions to carry out lawful and reasonable orders which are not cured within a reasonable period after the Employee's receipt of written notice thereof from the Company;

                (ii) Any act or acts of personal dishonesty by the Employee intended to result in the personal enrichment of the Employee at the expense of the Company;

                (iii) Any willful and deliberate misconduct that is materially and demonstrably injurious to the Company; or

                (iv) Any criminal indictment, presentment, charge or conviction of the Employee for a felony, whether or not the Company is the victim of such offense.

          (d) "Disability" shall mean any physical or mental condition, which causes the Employee to fail to render services to the Company for a period of ninety (90) days during any one hundred eighty (180) day period. The existence or nonexistence of the Employee's Disability will be determined in good faith by the Board of Directors after notice in writing given to the Employee at least thirty (30) days prior to such determination. During such thirty (30) day period, the Employee shall be permitted to make a presentation to the Board of Directors for its consideration.

          (e) "Company" shall mean the Company and any successor to its business and/or assets, including any successor which is required to execute and deliver the Agreement provided for in section 8(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.










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     4.   BENEFITS UPON TERMINATION UNDER SECTION 2(C).

          (a)   Prior to a Change in Control.  Upon the termination
(voluntary or involuntary) of the employment of the Employee pursuant to section 2(c) hereof, prior to the occurrence of a Change in Control, and subject to the other terms and conditions of this Agreement, the Employee shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                (i) A lump sum cash payment, to be paid within 30 days following your date of termination of employment equal to twelve months of the Employee's total compensation (consisting of base salary and target bonus) as in effect immediately prior to the date of termination.

                (ii) For the twenty-four month period after the date of termination of employment, the Company will arrange to provide the Employee and the Employee's dependents (if applicable) with welfare benefits (including, without limitation, all-paid medical and dental insurance coverage), perquisites and other employee benefits that provide substantially similar benefits, in terms of aggregate monetary value, to the Employee and the Employee's dependents (if applicable) at substantially similar costs to the Employee as the welfare benefits, perquisites and other employee benefits that would have been provided to the Employee from time to time if the Employee had not had a termination of employment. The Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall commence as of the end of the twenty-four month period covered by this paragraph.

          (b) Following a Change in Control. Upon the termination (voluntary) or involuntary) of the employment of the Employee pursuant to section 2(c) hereof and within twenty-four months following a Change in Control, and subject to the other terms and conditions of this Agreement, the Employee shall be entitled to the benefits, to be funded from the general assets of the Company, provided below:

                (i) A lump sum cash payment, to be paid within 30 days following your date of termination of employment equal to twenty-four months of your total compensation (consisting of base salary and target bonus) as in effect immediately prior to the date of termination or, if greater, immediately prior to the Change in Control.

                (ii) For the twenty-four month period after the date of termination of employment, the Company will arrange to provide the Employee and the Employee's dependents (if applicable) with welfare benefits (including, without limitation, all-paid medical and dental insurance coverage), perquisites and other employee benefits that provide substantially similar benefits, in terms of aggregate monetary value, to the Employee and the Employee's dependents (if applicable) at substantially similar costs to the Employee as the welfare benefits, perquisites and other employee benefits in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater). The Employee's rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 shall commence As of the end of the twenty-four month period covered by this Paragraph.

          (c) The Employee shall not be required to mitigate the amount of any payment provided for in this section 4 by seeking other employment or otherwise.

          (d) In the event that any payment or benefit received or to be received by Employee in connection with a change in control of the Company or ENStar Inc. or termination of Employee's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company or ENStar Inc., with any person whose actions result in a change in control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a change in control of the Company) (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Employee pursuant to this Agreement shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Employee pursuant to this Agreement is reduced to zero. For purposes of this limitation, (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company or ENStar Inc. does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (such as payments payable pursuant to the Company's standard of general severance policies); (ii) the payment pursuant to this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause
(i)) in their entirety constitute reasonable compensation within the meaning of

Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (i); and (iii) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. In case of uncertainty as to whether all or some portion of a payment is or is not payable to Employee under this Agreement, the Company shall initially make the payment to the Employee, and Employee agrees to refund to the Company any amounts ultimately Determined not to have been payable under the terms hereof.

     5. RETENTION BONUS. If the Employee is continuously employed by the Company or ENStar Inc. from the date of this Agreement through the earlier of
(a) the consummation of any transaction considered by the Special Committee of the Board of Directors of ENStar Inc. formed on March 8, 1999, or (b) December 31, 1999, the Employee shall receive a lump sum payment equal to 50% of his total annual compensation within 10 days following the conclusion of such period. Such payment shall be in addition to any bonus or incentive payments made in connection with the achievement of goals and objectives by the Company pursuant to separate bonus arrangements.

     6.   NONCOMPETITION COVENANT.

          (a) Agreement Not to Compete. The Employee agrees that, during the Employee's term of employment by the Company and for a period of six months after termination of employment for any reason (including, without limitation, voluntary termination by the Employee of the Employee's employment), the Employee shall not directly engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, employee, or otherwise) in any phase of the business that the Company is currently conducting, including the design, development, manufacture or selling of devices or components related to the products being sold by the Company at the time of the Employee's termination. The Employee agrees that entering into this Agreement and the opportunity to receive the benefits set forth herein is full consideration for the terms of this section 6.

          (b) Geographic Extent of Covenant. The obligations of the Employee under this section 6 shall apply to any domestic or foreign city in which the Company (i) has engaged in business during the Employee's term of employment by the Company through production, promotional, sales or marketing activity, or otherwise or (ii) has otherwise established its goodwill, business reputation, or any customer or supplier relations.

          (c) Limitation on Covenant. Ownership by the Employee, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this section 6. In addition, serving as a member of the board of directors of a company or providing strategic planning or financial advisory services shall not constitute a breach of this section 6.

         (d) Indirect Competition. The Employee further agrees that, during the term of his employment by the Company and the six-month period thereafter specified in section 6(a) above, the Employee will not, directly, or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this section 6, if such activity were carried out by the Employee, either directly or indirectly; and in particular the Employee agrees that the Employee will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

          (e) Other Employees. The Employee further agrees that, both during the term of the Employee's employment by the Company and for a period of six-months following termination of the Employee's employment, the Employee will not attempt to persuade officers or employees of the Company to leave the employ of the Company.

          (f) Company Remedies. The Employee acknowledges that the remedy at law for any breach of the foregoing covenants of this section 6 will be inadequate, and that the Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief.

     7. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the Employee's employment by the Company or at any time thereafter the Employee shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that the Employee has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the Employee's employment with the Company (including employment by the Company or any affiliates of the Company prior to the date of this Agreement), whether developed by the Employee or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, or any other confidential information or secret aspects of the business of the Company. The Employee acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, the Employee will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by the Employee.

     8.   SUCCESSORS AND BINDING AGREEMENT.

          (a) This Agreement shall inure to the benefit of an be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or of the assets of the Company to expressly assume and agree to perform this Agreement.

          (b) This Agreement is personal to the Employee, and the Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.

     9. LIMITATION OF DAMAGES. If for any reason the Employee believes the severance provisions of this Agreement have not been properly adhered to by the Company, and if it is determined that the Company has not, in fact, properly adhered to the severance provisions of this Agreement, the sole and exclusive remedy to which the Employee is entitled is the severance payment to which the Employee is entitled under the provisions of this Agreement.

     10. MODIFICATION; WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     11. NOTICE. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party as first written above (directed to the attention of the Board of Directors in the case of the Company). Either party hereto may change its address for purposes of this section by giving fifteen (15) days prior written notice to the other party hereto.

     12. SEVERABILITY. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be determined to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.





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     13.  GOVERNING LAW.  This Agreement has been executed and delivered in the
State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity, and performance.

     14. EFFECT OF AGREEMENT; ENTIRE AGREEMENT. The Company and the Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to the subject matter hereof and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof; provided that this Agreement shall not supersede or limit in any way the Employee's rights under any benefit plan or program in accordance with its terms.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement by their signatures below.



                                       AMERICABLE, INC.



                                       By /s/ Jeffrey J. Michael
                                       --------------------------
                                       Jeffrey J. Michael
                                       President and Chief Executive Officer
                                       of ENStar Inc. and Vice President of
                                       Americable, Inc.


                                       By /s/ Peter E. Flynn
                                       --------------------------
                                       Peter E. Flynn
                                       Employee